Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife 2012 Annual Revenues Grew to a Record $131.7 Million

Provides 2013 Financial Guidance

Full Year Highlights:

•	Total revenues grew 10% year-over-year to a record $131.7 million

•	Product revenues grew 14% year-over-year to $67.5 million

•	Tissue processing revenues grew 6% year-over-year to $63.6 million

•	Generated $19.0 million in cash flow from operations

Fourth Quarter Highlights:

•	Total revenues grew 8% year-over-year to a record $32.8 million

•	Product revenues grew 13% year-over-year to $17.5 million

•	Tissue processing revenues grew 3% year-over-year to $15.2 million

•	Generated $8.0 million in cash flow from operations

ATLANTA, GA – (February 14, 2013) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today its results for the fourth quarter and full year of 2012. Revenues for the fourth quarter of 2012 increased 8 percent to a record $32.8 million compared to $30.4 million for the fourth quarter of 2011. Revenues for the full year of 2012 increased 10 percent to a record $131.7 million compared to $119.6 million for the full year of 2011.

Steven G. Anderson, president and chief executive officer, said, “In 2012 we continued to execute on our strategy to complement our established tissue processing business with an expanded offering of higher growth and margin medical device products. During the year we acquired the HeRO Graft, a proprietary graft-based solution for certain patients with end-stage renal disease that fit this product profile. We also enhanced our financial position by settling all significant outstanding litigation. As a result, we generated 10 percent revenue growth for the year while also generating strong cash flow and profitability.

“Looking forward, we are well positioned to further leverage our focused sales and marketing team to drive growth of our portfolio of medical device products. This growth will be balanced with ongoing investments in our product pipeline, including the U.S. clinical trial for PerClot, which we expect to initiate in the first half of the year.”

Net income for the fourth quarter of 2012 was $2.1 million, or $0.08 per basic and $0.07 per fully diluted common share, compared to net income of $1.9 million, or $0.07 per basic and fully diluted common share, for the fourth quarter of 2011. Net income for the fourth quarter of 2012 included $790,000 in business development and integration charges primarily related to the acquisition of Hemosphere and $171,000 in litigation expenses. Additionally, the effective income tax rate benefited from the adjustment of valuation allowances on state net operating losses. Excluding these charges, and using a 34 percent effective tax rate, proforma non-GAAP earnings per share would have been $0.08 in the fourth quarter of 2012. Net income for the fourth quarter of 2011 included $144,000 in business development and integration charges and $843,000 in litigation expenses. Excluding these charges and using a 34 percent effective tax rate, proforma non-GAAP earnings per share would have been $0.09 in the fourth quarter of 2011.

Net income for the full year of 2012 was $7.9 million, or $0.29 per basic and $0.28 per fully diluted common share, compared to net income of $7.4 million, or $0.26 per basic and fully diluted common share, for the full year of 2011. Net income for the full year of 2012 included a pretax benefit of $4.7 million related to the settlement of the litigation with Medafor, pretax charges of $4.1 million related to the settlement of the litigation with CardioFocus, $3.9 million in litigation expenses offset by $3.4 million in reimbursement of certain litigation expenses from insurance carriers, and $2.7 million in business development and integration charges primarily related to the acquisition of Hemosphere. Additionally, the effective income tax rate benefitted from the adjustment of valuation allowances on state net operating losses. Excluding these charges and benefits, and using a 34 percent effective tax rate, proforma non-GAAP earnings per share would have been $0.34 in the full year of 2012. Net income for the full year of 2011 included $4.2 million in costs related to business development and integration, and $1.9 million for litigation expenses net of insurance reimbursements. Excluding these charges and using a 34 percent effective tax rate, proforma non-GAAP earnings per share would have been $0.41 in the full year of 2011.

Product segment revenues were $17.5 million for the fourth quarter of 2012, up 13 percent from $15.5 million in the fourth quarter of 2011. Product segment revenues were $67.5 million for the full year of 2012, up 14 percent from $59.4 million in the full year of 2011.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue® and PerClot® in 2012, were $14.4 million for the fourth quarter of 2012 compared to $13.0 million for the fourth quarter of 2011, an increase of 10 percent. The increase in surgical sealant and hemostat revenues was primarily due to an increase in BioGlue shipments into international markets, primarily Europe, and an increase in PerClot revenues.

Surgical sealant and hemostat revenues were $56.3 million for the full year of 2012 compared to $53.7 million for the full year of 2011, an increase of 5 percent. The increase in surgical sealant and hemostat revenues was primarily due to an increase in BioGlue shipments into international markets, and an increase in PerClot revenues, partially offset by the lack of HemoStase revenues in the full year of 2012. The Company discontinued U.S. and international sales of HemoStase at the end of the first quarter of 2011.

Revascularization technologies revenues were $2.0 million for the fourth quarter of 2012 compared to $2.4 million for the fourth quarter of 2011. The decrease in revascularization technologies revenues was due to a decrease in laser console revenues partially offset by a 6 percent increase in handpiece and accessory revenues. Revascularization technologies revenues were $8.1 million for the full year of 2012 compared to $5.7 million in the full year of 2011. The increase in revascularization technologies year-over-year is a result of the Company’s acquisition of Cardiogenesis in May 2011.

HeRO® Graft revenues were $1.1 million for the fourth quarter of 2012 and $3.1 million for the full year of 2012 as a result of the Company’s acquisition of Hemosphere in May 2012.

Preservation services revenues were $15.2 million for the fourth quarter of 2012 compared to $14.8 million for the fourth quarter of 2011, an increase of 3 percent. Cardiac preservation services revenues increased 7 percent for the fourth quarter of 2012 primarily due to an increase in shipments of cardiac tissues, while vascular preservation service revenues in the fourth quarter of 2012 were flat compared to the fourth quarter of 2011.

Preservation services revenues were $63.6 million for the full year of 2012 compared to $59.8 million in the full year of 2011, an increase of 6 percent. Cardiac preservation services revenues increased 12 percent for the full year of 2012 primarily due to an increase in shipments of cardiac tissues. Vascular preservation service revenues increased 2 percent for the full year of 2012 due to an increase in shipments of vascular tissues.

Total gross margins were 64 percent in each of the fourth quarters of 2012 and 2011. Preservation services gross margins were 43 percent and 42 percent in the fourth quarters of 2012 and 2011, respectively. Product gross margins were 82 percent and 85 percent for the fourth quarters of 2012 and 2011, respectively.

Total gross margins increased to 64 percent in the full year of 2012, up from 63 percent in the full year of 2011, driven by higher gross margins from the Company’s existing tissues business, and an increase in the mix of higher margin products partially resulting from the acquisition of the Cardiogenesis and Hemosphere product lines. Preservation services gross margins were 44 percent and 43 percent for the full year of 2012 and 2011, respectively. Product gross margins were 83 percent and 84 percent for the full year of 2012 and 2011, respectively.

General, administrative, and marketing expenses for the fourth quarter of 2012 were $16.8 million compared to $14.6 million for the fourth quarter of 2011. General, administrative, and marketing expenses for the fourth quarter of 2012 increased compared to 2011 primarily due to an increase in marketing expenses, including costs of the Company’s expanded sales staff and increases in spending on advertising, partially offset by a decrease in litigation expense. General, administrative, and marketing expenses for the fourth quarter of 2012 and 2011 included approximately $790,000 and $144,000, respectively, in business development and integration expenses.

General, administrative, and marketing expenses for the full year of 2012 were $65.1 million compared to $57.3 million for the full year of 2011. General, administrative, and marketing expenses for the full year of 2012 increased compared to 2011 due to the cumulative effect of the following: the settlement of the litigation with CardioFocus, an increase in marketing expenses, including costs of the Company’s expanded sales staff, increases in spending on advertising, and an increase in litigation expenses, partially offset by a benefit from the settlement of the litigation with Medafor and the reimbursement of certain litigation expenses from insurance carriers. General, administrative, and marketing expenses for the full year of 2012 and 2011 included approximately $2.7 million and $4.2 million, respectively, in business development and integration expenses.

Research and development expenses were $2.1 million and $1.8 million for the fourth quarters of 2012 and 2011, respectively. Research and development expenses were $7.3 million and $6.9 million for the full year of 2012 and 2011, respectively. Research and development spending in the fourth quarter and full year of 2012 was focused on PerClot, HeRO Graft, revascularization technologies, SynerGraft® tissues and products, and BioFoam.

During the full year of 2012, the Company purchased 639,000 shares of the Company’s common stock at an average price of $5.15, resulting in aggregate purchases of $3.3 million.

As of December 31, 2012, the Company had $18.3 million in cash, cash equivalents, and restricted cash and securities, compared to $27.0 million at December 31, 2011. Of this $18.3 million in cash, cash equivalents, and restricted cash and securities, $5.0 million was designated as restricted cash and securities primarily due to a financial covenant requirement under the Company’s credit agreement. The Company’s net cash flows provided by operations were $8.0 million for the fourth quarter of 2012 compared to $3.0 million for the fourth quarter of 2011, and $19.0 million for the full year of 2012 compared to $16.8 million for the full year of 2011.

2013 Financial Guidance

The Company expects total revenues for the full year of 2013 to be between $139.0 million and $143.0 million. This represents annual total revenue growth of 6 percent to 9 percent. The Company expects tissue processing revenues to grow in the low to mid-single digits full year of 2013 compared to 2012. Revenues from the Company’s higher margin product segment are expected to grow between 9 percent and 13 percent for the full year of 2013. This includes expectations for BioGlue and BioFoam revenues to increase in the mid-single digits on a percentage basis in 2013 compared to 2012, and PerClot revenues to be between $3.5 million and $4.0 million, which represents growth of 13 percent to 29 percent compared to 2012. The Company expects revenues from the HeRO Graft to increase to between $6.0 and $7.0 million, which represents growth of 20 percent to 40 percent compared to the annualized fourth quarter 2012 run rate. The Company expects revenues from revascularization technologies to be between $8.5 million and $9.0 million in 2013, which represents growth of 5 percent to 11 percent.

Research and development expenses are expected to be between $11.0 million and $12.0 million in 2013, a 52 percent to 65 percent increase, primarily as a result of the Company’s investments in its U.S. clinical trials for PerClot.

The Company expects earnings per share of between $0.25 and $0.28 in 2013, which includes the increased research and development expenses described above and the anticipated impact of the U.S. medical device excise tax implemented in 2013 as part of the Affordable Care Act. The Company’s earnings per share guidance excludes expenses related to business development and potential share repurchases, which cannot currently be estimated.

The Company expects the effective income tax rate for 2013 to be in the mid thirty percent range.

The Company’s financial guidance for the full year of fiscal 2013 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m. A replay of the teleconference will be available February 14 through February 21 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The conference number for the replay is 408394.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S., certain countries in Europe, and Canada. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of congenital heart defects. CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community for use in soft tissue repair and approved in Japan for use in the repair of aortic dissections. Additional marketing approvals for BioGlue have been granted in several other countries throughout the world. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR). In addition, CryoLife and its subsidiary Hemosphere, Inc. market the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients. CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community and other select international countries. CryoLife’s BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct to hemostasis in cardiovascular surgery and on abdominal parenchymal tissues (liver and spleen) when control of bleeding by ligature or conventional methods is ineffective or impractical.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding leveraging our focused sales and marketing team to drive growth in our portfolio of medical device products, ongoing investments in our product pipeline, including expectations to initiate the U.S. clinical trial for PerClot in the first half of the year, expectations regarding FDA approval for PerClot and the related clinical study, beliefs regarding the worldwide market for powdered hemostats and the U.S. market potential for hemostats, expectations regarding the gross margins for PerClot manufactured at CryoLife, estimates regarding the total U.S. annual market and U.S. and European market opportunity for HeRO Graft, expectations regarding clinical studies and regulatory approvals for HeRO Graft, and beliefs regarding the market for the aortic valve business in the U.S. and the European Union. These statements also include our anticipated performance and expected effective income tax rate for 2013. The risks and uncertainties impacting these statements include that market opportunities and potential growth related to any of our products, including PerClot, HeRO Graft and business related to our Hemosphere acquisition, and business related to our investment in ValveXchange, are subject to factors beyond our control, including general economic conditions, physician and patient acceptance of our products, our potential inability to maintain reimbursement approvals and maintain and expand reimbursement rates, and regulatory approval. Competing products may be introduced into the market that may materially impact sales growth for our products. Gross margins for any of our products, including PerClot manufactured at CryoLife, are impacted by various factors, including cost of supplies and materials and the volume of the product that we are able to sell. We may be unsuccessful in our efforts to leverage our existing sales force and cross-sell our products, and integration efforts may be more costly and take longer than currently anticipated. Our anticipated performance and expected effective income tax rate for the full year of fiscal 2013 is subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including the risk that BioGlue may be the subject of adverse developments with regard to its safety, efficacy, or reimbursement practices, our BioGlue patent has expired in the U.S., and will expire in the rest of the world in mid-2013, and competitors have obtained FDA approval for indications in which BioGlue has been used off-label and for which we cannot market BioGlue, our tissues and products are subject to many significant risks, and we have received a warning letter from the FDA relating to our processing, preservation, and distribution of human tissue and the manufacture of medical devices and our failure to adequately address the concerns raised by the FDA in the warning letter could result in additional action being taken by the FDA, including without limitation, a recall, injunction or legal action, which could adversely impact our revenues, profits and liquidity, our investment in our distribution and license and manufacturing agreements with Starch Medical, Inc. is subject to significant risks, and our ability to fully realize our investment is dependent on our ability to sell PerClot in the U.S., if we sell PerClot in the U.S., we will likely be sued for patent infringement, which will be expensive, and if we lose, we may be prohibited from selling PerClot or may have to pay substantial royalties or damages when we sell PerClot, after receiving the FDA’s response to our application, we filed a revised IDE application for PerClot and we received questions from the FDA related to this filing, we are working to address the questions, but there is no guarantee that we can obtain FDA approval when anticipated, if at all, we have inherited certain risks and uncertainties related to Cardiogenesis’ and Hemosphere’s businesses, including that may be unable to maintain revenues and achieve growth in revenues from either party’s technologies in the future due to our dependence upon physician awareness of each technology as a safe, efficacious, and appropriate treatment for their patients, will continue to purchase product components for each acquisition from single suppliers, and the loss of these suppliers could prevent or delay shipments of our products, delay the timing of our planned clinical trials, or otherwise adversely affect our business, if Cardiogenesis’ independent contract manufacturers, which manufacture at locations that are at risk from earthquakes or other natural disasters, fail to timely deliver sufficient quantities of some of Cardiogenesis’ products and components, our Cardiogenesis operations may be harmed, Cardiogenesis and Hemosphere may have liability for actions that occurred prior to our acquisition, which could adversely affect us, and either company’s internal controls over financial reporting may not have been effective prior to the merger, which could impact the value of our investment in either company and potentially lead to lawsuits from former shareholders of those companies, which could have a significant, adverse effect on us, the receipt of impaired materials or supplies that do not meet our standards, the recall of materials or supplies by our vendors or suppliers, or our ability to obtain materials and supplies could have a material, adverse impact on our business, if ValveXchange is unable to adequately fund its business or develop its products, our investment in ValveXchange may be further impaired, or our loan to ValveXchange may become uncollectible, which could have a material, adverse impact on our business, we continue to evaluate expansion through acquisitions, licenses, investments, and other distribution arrangements in other companies or technologies, which contain significant risks, our sales are impacted by challenging domestic and international economic conditions and their constraining effect on hospital budgets, and demand for our tissues and products, could decrease in the future, which could have a material, adverse impact on our business, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material, adverse impact on our business, key growth strategies may not generate the anticipated benefits, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, uncertainties related to patents and protection of proprietary technology may adversely impact the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively impacting our ability to sell current or future products, or prohibit us from enforcing our patent and other proprietary technology rights against others, our investment in Medafor has been impaired, and our investment could be further impaired by risks associated with Medafor’s business, including the risk to Medafor if PerClot is not found to infringe the Medafor patent, or by Medafor’s actions, which could have a material, adverse impact on our financial condition and profitability, intense competition may impact our ability to operate profitably, if we are not successful in expanding our business activities in international markets, it could have a material, adverse impact on our revenues, financial condition, profitability and cash flows, we are dependent on the availability of sufficient quantities of tissue from human donors, consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our tissues and products, and limitations on our ability to sell certain of our significant market segments, the success of many of our tissues and products depends upon strong relationships with physicians, our existing insurance policies may not be sufficient, and we may be unable to obtain insurance in the future, our credit facility, which expires in October 2014, limits our ability to pursue significant acquisitions and also may limit our ability to borrow, continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely impact our business, rapid technological change could cause our services and products to become obsolete, and we are dependent on key personnel. Our expectations regarding earnings per share for 2013 include anticipated 2013 expenses for research and development and the anticipated impact of the U.S. medical device tax. In the event that research and development expenses are higher and/or the impact of the medical device tax is greater than expected, our actual 2013 earnings per share would be lower than projected. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K to be filed for the year ended December 31, 2011, and our subsequent filings with the SEC, including our Form 10-K to be filed on or around February 15, 2013 for the year ended December 31, 2012. CryoLife does not undertake to update its forward-looking statements.

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Audited)
Revenues:
Preservation services	$15,232	$14,775	$63,603	$59,793
Products	17,453	15,455	67,496	59,387
Other	115	167	619	446

Total revenues	32,800	30,397	131,718	119,626

Cost of preservation services and products:
Preservation services	8,675	8,631	35,320	34,340
Products	3,080	2,391	11,380	9,442

Total cost of preservation services and products	11,755	11,022	46,700	43,782

Gross margin	21,045	19,375	85,018	75,844

Operating expenses:
General, administrative, and marketing	16,775	14,626	65,149	57,302
Research and development	2,065	1,800	7,257	6,899

Total operating expenses	18,840	16,426	72,406	64,201

Operating income	2,205	2,949	12,612	11,643

Interest expense	20	26	179	142
Interest income	(2)	(1)	(6)	(14)
Other than temporary investment impairment	—	—	340	—
Other (income) expense, net	(55)	61	47	49

Income before income taxes	2,242	2,863	12,052	11,466
Income tax expense	159	997	4,106	4,095

Net income	$2,083	$1,866	$7,946	$7,371

Income per common share:
Basic	$0.08	$0.07	$0.29	$0.26

Diluted	$0.07	$0.07	$0.28	$0.26

Dividends declared per share	$0.025	$—	$0.050	$—
Weighted-average common shares outstanding:
Basic	26,820	27,469	26,967	27,441
Diluted	27,357	27,745	27,411	27,759

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Audited)
Preservation Services:
Cardiac tissue	$7,094	$6,629	$29,756	$26,618
Vascular tissue	8,138	8,146	33,847	33,175

Total preservation services	15,232	14,775	63,603	59,793

Products:
BioGlue and BioFoam	13,353	12,519	53,211	49,455
PerClot	1,009	917	3,078	2,528
HemoStase	—	(96)	—	1,699
Revascularization technologies	1,985	2,415	8,092	5,705
HeRO Graft	1,106	—	3,115	—

Total products	17,453	15,455	67,496	59,387

Other	115	167	619	446

Total revenues	$32,800	$30,397	$131,718	$119,626

Revenues:
U.S.	$25,771	$24,475	$103,804	$95,975
International	7,029	5,922	27,914	23,651

Total revenues	$32,800	$30,397	$131,718	$119,626

	December 31,	December 31,
	2012	2011
	(Audited)	(Audited)
Cash, cash equivalents, and restricted cash and securities	$18,332	$27,017
Total current assets	77,503	83,870
Total assets	157,156	147,864
Total current liabilities	21,430	21,457
Total liabilities	29,044	26,326
Shareholders’ equity	128,112	121,538

CRYOLIFE, INC. AND SUBSIDIARIES

Unaudited Reconciliation of

Non-GAAP Adjusted Net Income and Adjusted Income per Common Share – Diluted

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP:
Income before income taxes	$2,242	$2,863	$12,052	$11,466
Income tax expense	159	997	4,106	4,095

Net income	$2,083	$1,866	$7,946	$7,371

Diluted income per common share:	$0.07	$0.07	$0.28	$0.26

Diluted weighted-average common shares outstanding:	27,357	27,745	27,411	27,759
Reconciliation excluding items:
Income before income taxes, GAAP	$2,242	$2,863	$12,052	$11,466
Excluding:
Benefit related to settlement of the litigation with Medafor	—	—	(4,672)	—
Charge related to settlement of the litigation with CardioFocus	—	—	4,050	—
Litigation expenses	171	1,398	3,896	3,191
Reimbursement of certain litigation expenses from insurance carriers	—	(555)	(3,396)	(1,312)
Charges for business development and integration	790	144	2,689	4,210

Adjusted income before income taxes, non-GAAP	3,203	3,850	14,619	17,555
Income tax expense calculated at 2012 effective tax rate of 34% for the three and twelve months	1,089	1,309	4,970	5,969

Adjusted net income, non-GAAP	$2,114	$2,541	$9,649	$11,586

Adjusted net income, non-GAAP allocated to participating securities – diluted	48	53	216	232

Adjusted net income, non-GAAP applicable to common shareholders – diluted	$2,066	$2,488	$9,433	$11,354

Diluted adjusted income per common share, non-GAAP:	$0.08	$0.09	$0.34	$0.41

Diluted-weighted average common shares outstanding:	27,357	27,745	27,411	27,759

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies. Non-GAAP adjusted net income and adjusted income per common share exclude litigation expenses and benefits, insurance reimbursements for litigation, and expenses for business development activities, including the Company’s transaction and integration costs primarily associated with the acquisitions of Hemosphere and Cardiogenesis. The Company believes that this non-GAAP presentation provides useful information to investors regarding the operating expense structure of the Company’s existing and recently acquired operations without regard to recently settled litigation, its ongoing efforts to acquire additional complementary products and businesses, and the transaction costs incurred in connection with recently acquired businesses. The Company does, however, expect to incur similar types of business development expenses and may incur significant litigation expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.